EXHIBIT 99.1

Smith-Midland Announces CFO Transition

MIDLAND, VA – July 2, 2024 – Smith-Midland Corporation (NASDAQ: SMID) a provider of innovative, high-quality proprietary and patented precast concrete products and systems today announced the resignation of its Chief Financial Officer Stephanie Poe, effective July 17, 2024.

Ms. Poe’s resignation is not the result of any dispute or disagreement with the Company including any matters relating to the Company’s accounting practices or financial reporting.

The Company will begin a search for a new Chief Financial Officer. In the interim, AJ Krick, the Company’s former CFO from 2018-2022 will, through L2G, Inc., render CFO equivalent services as a consultant to Smith-Midland. Mr. Krick is Founder & Principal of L2G, Inc., a tax and accounting firm.

“I would like to thank Stephanie for her contributions to Smith-Midland over the past seven years,” said Ashley Smith, Chairman and Chief Executive Officer. “I look forward to working with AJ again in the interim as we conduct a full executive search for our next CFO. AJ’s familiarity with the Company, process, investors and our team will provide strong continuity as we search for a replacement.”

"It has been a tremendous pleasure to work at Smith-Midland. The Company is well positioned with a strong balance sheet and positive market outlook to take advantage of current tailwinds,” said Ms. Poe. “I want to thank Smith-Midland for the opportunity they provided me over the past seven years."

About Smith-Midland

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products and systems for use primarily in the construction, transportation, and utility industries.

Smith-Midland Corporation has three manufacturing facilities in: Midland, VA, Reidsville, NC, and Columbia, SC, and a J-J Hooks® Safety Barrier rental firm, Concrete Safety Systems. Easi-Set Worldwide, a wholly owned subsidiary of Smith-Midland Corporation, licenses the production and sale of Easi-Set products, including J-J Hooks and SlenderWall®, and provides diversification opportunities to the precast industry worldwide. For more information, please call (540) 439-3266 or visit www.smithmidland.com.

Forward-Looking Statements

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, our material weaknesses in internal controls, inflationary factors including potential recession, general business and economic conditions, our debt exposure, our high level of accounts receivables, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Company Contact:

540-439-3266

investors@smithmidland.com

Investor Relations:

Steven Hooser or John Beisler

Three Part Advisors, LLC

214-872-2710